SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 31, 2007, by and among China Water and Drinks Inc., a Nevada corporation (f/k/a/ Ugods, Inc.), and all predecessors thereof (collectively, the “Company”), and the investors identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company entered into an Amended and Restated Agreement for Share Exchange, dated May 11, 2007 (the “Exchange Agreement”), with Gain Dynasty Investments Limited, a company formed under the laws of the British Virgin Islands (“BVI”) and Mr. Xu Hong Bin, the sole shareholder of BVI, pursuant to which the Company will, subject to the terms and conditions thereof, acquire all of the equity interest of BVI, in exchange for 85.53% of the Common Stock (as defined below) on a fully diluted basis as of the time of the closing of the exchange under the Exchange Agreement and immediately prior to the Closing under this Agreement (the “Exchange”).

WHEREAS, the closing of the Exchange is conditioned, among other things, on the consummation of the financing contemplated by this Agreement immediately thereafter.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to exemptions from registration under the Securities Act (as defined below), the Company desires to issue and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Company, shares of the Company’s Common Stock, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“2007 Annual Report” means the Annual Report on Form 10-KSB of the Company for the fiscal year ending December 31, 2007, as filed with the Commission.

“2007 Guaranteed ATNI” has the meaning set forth in Section 4.11.

“2007 Make Good Shares” has the meaning set forth in Section 4.11.

“2008 Annual Report” means the Annual Report on Form 10-KSB of the Company for the fiscal year ending December 31, 2008, as filed with the Commission.

“2008 Guaranteed ATNI” has the meaning set forth in Section 4.11.

“2008 Guaranteed EPS” has the meaning set forth in Section 4.11.

“2008 Make Good Shares” has the meaning set forth in Section 4.11.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Available Undersubscription Amount” has the meaning set forth in Section 4.14(c).

“Basic Amount” has the meaning set forth in Section 4.14(b).

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York, the State of Nevada or the province of Guangdong in the PRC are authorized or required by law or other governmental action to close.

“Buy-In” has the meaning set forth in Section 4.1(c).

“BVI” has the meaning set forth in the recitals to this Agreement.

“BVI Financial Statements” has the meaning set forth in Section 5.1(e).

“Certificate of Amendment” means the Certificate of Amendment to the Company’s Articles of Incorporation increasing the Company’s authorized Common Stock to not less than 150,000,000 shares.

"Certificate of Designation" shall mean a Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of the State of Nevada, setting forth the rights, preferences and privileges of the Shares, in the form attached as Exhibit A hereto.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Article II.

“Closing Date” means the Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or such other date as the parties may agree.

"Closing Escrow Agreement" means the Closing Escrow Agreement, dated as of the date hereof, between the Company and the escrow agent (the “Escrow Agent”) identified therein, in the form of Exhibit B hereto.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified or for which it may be exchanged as a class.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company U.S. Counsel” means Loeb & Loeb LLP.

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Effective Date” means the date that the Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Evaluation Date” has the meaning set forth in Section 3.1(s).

“Exchange” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the recitals to this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Intellectual Property Rights” has the meaning set forth in Section 3.1(p).

“Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page to this Agreement.

“Investor Deliverables” has the meaning set forth in Section 2.2(b).

“Investor Party” has the meaning set forth in Section 4.7.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal, right of participation or other restrictions of any kind.

“Lockup Agreement” means the Lockup Agreement, dated as of the date hereof, by and between the Company and each person listed as a signatory thereto, in the form attached as Exhibit C hereto.

“Losses” means any loss, liability, obligation, claim, contingency, damage, cost or expense, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation related thereto.

“Make Good Escrow Agreement” means the Make Good Escrow Agreement, dated as of the date hereof, among the Company, The Pinnacle Fund, L.P., as agent (the “Agent”), the escrow agent identified therein (the “Make Good Escrow Agent”), the Make Good Pledgor and the Investors, in the form of Exhibit D hereto.

“Make Good Pledgor” means Mr. Xu Hong Bin.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

“Money Laundering Laws” has the meaning set forth in Section 3.1(gg).

“New York Courts” means the state and federal courts sitting in the City of New York, Borough of Manhattan.

“Notice of Acceptance” has the meaning set forth in Section 4.14(c).

“OFAC” has the meaning set forth in Section 3.1(ff).

“Offer” has the meaning set forth in Section 4.14(b).

“Offer Notice” has the meaning set forth in Section 4.14(b).

“Offer Period” has the meaning set forth in Section 4.14(c).

“Offered Securities” has the meaning set forth in Section 4.14(b).

“Outside Date” means the thirtieth day following the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC” means the People’s Republic of China, not including Taiwan, Hong Kong and Macau.

“PRC Subsidiaries” means, collectively, JuanJiang TaoDa Ltd, Co, a Wholly Owned Foreign Enterprise registered in the PRC, ShuanDong TaoDa Ltd, Co, a Wholly Owned Foreign Enterprise registered in the PRC, GuangDong TaoDa Ltd, Co, a Wholly Owned Foreign Enterprise registered in the PRC, and ChuangChun TaoDa Ltd, Co, a Wholly Owned Foreign Enterprise registered in the PRC.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Refused Securities” has the meaning set forth in Section 4.14(d).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and the Investors, in the form of Exhibit E hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Underlying Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities” means the Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Delivery Date” has the meaning set forth in Section 4.1(c).

“Shares” means the 4,477,612 shares of Series A Convertible Preferred Stock issued or issuable to the Investors pursuant to this Agreement.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

“Stock Pledge Agreement” means the Stock Pledge Agreement, dated as of the date hereof, by and among the Company, the Investors, Xu Hong Bin and Chen Xing Hua, in the form of Exhibit F hereto.

“Stockholder Approval” has the meaning set forth in Section 4.16.

“Subsequent Placement” has the meaning set forth in Section 4.14(a).

“Subsequent Placement Agreement” has the meaning set forth in Section 4.14(f).

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act. The term “Subsidiaries” shall be deemed to include BVI, and its subsidiaries as if the Exchange shall have been consummated as of the time of the execution of this Agreement, with the effect that all references to Subsidiaries of the Company in this Agreement shall also refer to BVI, and its subsidiaries.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Registration Rights Agreement, the Closing Escrow Agreement, the Lockup Agreements, the Make Good Escrow Agreement, the Stock Pledge Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Trigger Date” has the meaning set forth in Section 4.14(a).

“Underlying Shares” means the shares of Common Stock issuable upon conversion or exchange of the Shares.

“Undersubscription Amount” has the meaning set forth in Section 4.14(b).

ARTICLE 2.

PURCHASE AND SALE

2.1. Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the Shares representing such Investor’s Investment Amount. The Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 on the Closing Date or at such other location or time as the parties may agree.

2.2. Closing Deliveries. (a) At the Closing, the Company shall deliver or cause to be delivered to each Investor the following (the “Company Deliverables”):

(i) one or more stock certificates, evidencing Shares with an aggregate stated value equal to such Investor’s Investment Amount, registered in the name of such Investor;

(ii) a copy of the executed, filed and effective Certificate of Designation, accompanied by a certificate evidencing the acceptance thereof by the Secretary of State of the State of Nevada;

(iii) an executed consent of at least a majority of the shares of Common Stock then outstanding, irrevocably approving an increase in the Company’s authorized Common Stock to not less than 150,000,000 shares;

(iv) the Closing Escrow Agreement, duly executed by all parties thereto;

(v) the Make Good Escrow Agreement, duly executed by all parties thereto, together with written confirmation that the “Escrow Shares” (as defined therein) have been delivered to the escrow agent thereunder, along with bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s transfer agent);

(vi) the Stock Pledge Agreement, duly executed by all parties thereto, together with the certificates representing the Shares comprising the Collateral (each as defined in the Pledge Agreement) for the benefit of each such Investor in accordance with the Stock Pledge Agreement, stamped with a bank medallion guarantee, along with stock powers duly executed in blank;

(vii) the legal opinion of Company U.S. Counsel, in agreed form, addressed to the Investors;

(viii) the legal opinion of special Nevada counsel to the Company, in agreed form, addressed to the Investors;

(ix) the legal opinion of special British Virgin Islands counsel to BVI, in agreed form, addressed to the Investors;

(x) the legal opinion of special PRC counsel to each of the PRC Subsidiaries, in agreed form, addressed to the Investors;

(xi) the Registration Rights Agreement, duly executed by the Company;

(vi) the Lockup Agreement, duly executed by each party thereto.

(b) At the Closing, each Investor shall deliver or cause to be delivered the following (collectively, the “Investors Deliverables”):

(i) to the Escrow Agent for deposit and disbursement in accordance with the Closing Escrow Agreement, its Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose;

(ii) to the Company, the Registration Rights Agreement, duly executed by such Investor;

(iii) to the Company, the Make Good Escrow Agreement, duly executed by such Investor; and

(iv) to the Company, the Stock Pledge Agreement, duly executed by such Investor.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. The Company, hereby makes the following representations and warranties to each Investor:

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than as specified in the Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. As of the Closing, the Company shall own 100% of the capital stock of BVI, free and clear of all Liens. BVI is the indirect beneficial owner of 100% of the capital stock of each of the PRC Subsidiaries.

(b) Organization and Qualification. The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement. Upon the filing of the Certificate of Designation with the State of Nevada, the Company and Subsidiaries will have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and each Subsidiary (to the extent such Subsidiary is a party thereto) and the consummation by each of them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and each Subsidiary and no further action is required by the Company or Subsidiaries in connection with such authorization. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company (and each Subsidiary to the extent any such Subsidiary is a party thereto) and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company (and each such Subsidiary, as applicable) enforceable against the Company (and each Subsidiary, as applicable) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company (and each Subsidiary to the extent a party thereto) and the consummation by the Company (and each such Subsidiary, as applicable) of the transactions contemplated thereby do not and will not (i) subject to the filing of the Certificate of Designation with the State of Nevada, conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any United States or PRC court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither the Company, nor any Subsidiary, is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or PRC court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company and each Subsidiary to the extent a party thereto of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 4.5, (v) filings, consents and approvals required by the rules and regulations of the applicable Trading Market, (vi) the filing of the Certificate of Designation with the State of Nevada and (vii) those that have been made or obtained prior to the date of this Agreement.

(f) Issuance of the Shares. Immediately following the filing of the Certificate of Designation with the State of Nevada, the Shares shall be duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. Upon the Stockholder Approval and immediately following the filing of the Certificate of Amendment with the State of Nevada, the Company shall reserve from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement in order to issue the Underlying Shares.

(g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in the SEC Reports. Except as specified in the SEC Reports, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specified in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities hereunder will not, immediately or with the passage of time, obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company or Subsidiary securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports), including, for this purpose, the current reports on Form 8-K that are being filed by the Company on or about the date hereof to disclose the transactions contemplated hereby and by the Exchange Agreement (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except as set forth on Schedule 3.1(h) hereto, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and each Subsidiary included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The BVI Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The BVI Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of BVI and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Press Releases. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(j) Material Changes. Except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any Subsidiary of the Company has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s or its Subsidiaries’ financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) neither the Company nor any of its Subsidiaries has altered its method of accounting or the identity of its auditors, (iv) neither the Company nor any of its Subsidiaries has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) neither the Company nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(k) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company, any of its Subsidiaries or any of their respective current or former directors or officers (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(l) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company. Neither the Company nor any Subsidiary has any employment or labor contracts, agreements or other understandings with any Person.

(m) Indebtedness; Compliance. Except as disclosed on Schedule 3.1(m), neither the Company nor any Subsidiary is a party to any indenture, debt, loan or credit agreement by which it or any of its properties is bound. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Exchange Agreement complies with all applicable laws, rules and regulations of the United States and the PRC. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

(o) Title to Assets. The Company and the Subsidiaries have valid land use rights for all real property that is material to their respective businesses and good title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(p) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. No former or current employee, no former or current consultant, and no third-party joint developer of the Company or any Subsidiary has any Intellectual Property Rights made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by the Company or any Subsidiary, as the case may be, which can be asserted against the Company or any Subsidiary, as the case may be.

(q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries’ respective lines of business.

(r) Transactions With Affiliates and Employees; Customers. Except as set forth in the SEC Reports, none of the officers or directors of the Company or any Subsidiary of the Company, and, to the knowledge of the Company, none of the employees of the Company, or any of its Subsidiaries, is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner. No material customer of the Company or any Subsidiary has indicated their intention to diminish their relationship with the Company or any Subsidiary (as the case may be) and neither the Company nor any Subsidiary has any knowledge from which it could reasonably conclude that any such customer relationship may be adversely affected.

(s) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and its Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-B under the Exchange Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s or its Subsidiaries’ internal controls (as such term is defined in Item 308(c) of Regulation S-B under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s or its Subsidiaries’ internal controls.

(t) Solvency. Based on the financial condition of the Company, including its Subsidiaries, as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(u) Certain Fees. Except as described in Schedule 3.1(u), no brokerage or finder’s fees or commissions are or will be payable by the Company or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(v) Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Shares and the offer of the Underlying Shares by the Company to the Investors under the Transaction Documents. The Company is eligible to register its Common Stock for resale by the Investors under Form S-1 promulgated under the Securities Act. Except as specified in Schedule 3.1(v), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(w) Listing and Maintenance Requirements. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Securities as contemplated by the Transaction Documents.

(x) Investment Company. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

(z) No Additional Agreements. Neither the Company nor any Subsidiary has any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(aa) Consultation with Auditors. The Company has consulted its independent auditors concerning the accounting treatment of the transactions contemplated by the Transaction Documents, and in connection therewith has furnished such auditors complete copies of the Transaction Documents.

(bb) Make Good Shares. Make Good Pledgor is the sole record and beneficial owner of the 2007 Make Good Shares and 2008 Make Good Shares, and holds such shares free and clear of all Liens.

(cc) Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of any of the Company or any Subsidiary, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(dd) PFIC. Neither the Company nor any Subsidiary is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(ee) OFAC. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ff) Money Laundering Laws. The operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(gg) Other Representations and Warranties Relating to the PRC Subsidiaries.

(i) All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of the PRC Subsidiaries have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

(ii) All filings and registrations with the PRC governmental authorities required in respect of each of the PRC Subsidiaries and their respective operations including, without limitation, the registration with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations, except where, the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) Each of the PRC Subsidiaries has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC governmental authorities. There are no outstanding rights of, or commitments made by the Company or any Subsidiary to sell any equity interest in any of the PRC Subsidiaries.

(iv) None of the PRC Subsidiaries is in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC governmental authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by such PRC Subsidiary, except such revocation does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(v) Each of the PRC Subsidiaries has conducted its respective business activities within the permitted scope of business or has otherwise operated its respective business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the business of any PRC Subsidiary which is subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC governmental authorities.

(vi) With regard to employment and staff or labor, each of the PRC Subsidiaries has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(hh) Disclosure. All disclosure provided to the Investors regarding the Company, the Subsidiaries or their respective businesses and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.2. Representations and Warranties of the Investors. Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

(a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) Investment Intent. Such Investor is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act.

(d) General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f) Certain Trading Activities. Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the earlier to occur of (1) the time that such Investor was first contacted by the Company regarding an investment in the Company and (2) the 30th day prior to the date of this Agreement. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

(g) Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision. Such Investor has not relied on the business or legal advice of the Company or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Investor in connection with the transactions contemplated by the Transaction Documents.

(h) Confidentiality. Such Investor hereby acknowledges that all information pertaining to the investment in the Securities that was provided to such Investor is confidential and such Investor shall not disclose any such confidential information to any third party prior to the public announcement of the transaction contemplated by this Agreement in accordance with Section 4.5 herein, other than as set forth herein.

The Company acknowledges and agrees that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE 4.

OTHER AGREEMENTS OF THE PARTIES

4.1.          (a)  Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) Certificates evidencing the Securities will contain the following legend, until such time as they are not required under Section 4.1(c):

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. [THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES] [THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge. No notice shall be required of such pledge. At the appropriate Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder. Except as otherwise provided in Section 4.1(c), any Securities subject to a pledge or security interest as contemplated by this Section 4.1(b) shall continue to bear the legend set forth in this Section 4.1(b) and be subject to the restrictions on transfer set forth in Section 4.1(a).

(c) Certificates evidencing Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) following a sale or transfer of such Underlying Shares pursuant to an effective registration statement (including the Registration Statement), or (ii) following a sale or transfer of such Underlying Shares pursuant to Rule 144 (assuming the transferee is not an Affiliate of the Company), or (iii) while such Underlying Shares are eligible for sale under Rule 144(k). If an Investor shall make a sale or transfer of Underlying Shares either (x) pursuant to Rule 144 or (y) pursuant to a registration statement and in each case shall have delivered to the Company or the Company’s transfer agent the certificate representing Underlying Shares containing a restrictive legend which are the subject of such sale or transfer and a representation letter in customary form (the date of such sale or transfer and Underlying Share delivery being the “Share Delivery Date”) and (1) the Company shall fail to deliver or cause to be delivered to such Investor a certificate representing such Underlying Shares that is free from all restrictive or other legends by the third Trading Day following the Share Delivery Date and (2) following such third Trading Day after the Share Delivery Date and prior to the time such Underlying Shares are received free from restrictive legends, the Investor, or any third party on behalf of such Investor, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Underlying Shares (a "Buy-In"), then the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceed the proceeds received by such Investor as a result of the sale to which such Buy-In relates. The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

4.2. Furnishing of Information. As long as any Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Underlying Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Underlying Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3. Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the Securities to the Investors.

4.4. Subsequent Registrations. The Company may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of the Company prior to the time that all Underlying Shares are registered pursuant to one or more effective Registration Statement(s), and the prospectuses forming a portion of such Registration Statement(s) is available for the resale of all Underlying Shares.

4.5. Securities Laws Disclosure; Publicity. By 9:00 a.m. (New York time) on the Trading Day following the execution of this Agreement, and by 9:00 a.m. (New York time) on the Trading Day following the Closing Date, the Company shall issue press releases disclosing the transactions contemplated hereby and the Closing (including details with respect to the make good provision contained in Section 4.11 herein). On the Trading Day following the execution of this Agreement the Company will file a Current Report on Form 8-K disclosing the material terms of the Transaction Documents, including details with respect to the make good provision contained in Section 4.11 herein (and attach as exhibits thereto the Transaction Documents), and on the Trading Day following the Closing Date the Company will file an additional Current Report on Form 8-K to disclose the Closing. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or Trading Market regulations.

4.6. Limitation on Issuance of Future Priced Securities. During the six months following the Closing Date, the Company shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1.

4.7. Indemnification of Investors. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Investors and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.7 shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

4.8. Non-Public Information . The Company covenants and agrees that following the Closing Date neither it nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company. The Company shall file a Form 8-K or make a public announcement describing the offering not later than the business day after the Closing Date. In the Form 8-K or public announcement, the Company will specifically disclose any material non-public information provided to the Investors by it or any Person acting on its behalf, such that following such filing, the Investors will not be in possession of any material, non-public information with respect to the Company.

4.9. Listing of Securities. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Underlying Shares, and will take such other action as is necessary or desirable to cause the Underlying Shares to be listed on such other Trading Market as promptly as possible, and (ii) the Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.10. Use of Proceeds. The Company will use the net proceeds from the sale of the Shares hereunder for working capital purposes and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s business and consistent with prior practices), or to redeem any Common Stock or Common Stock Equivalents.

4.11. Make Good Shares.

(a) The Make Good Pledgor agrees that in the event that the After-Tax Net Income reported in the 2007 Annual Report is less than $19,000,000 (the “2007 Guaranteed ATNI”), the Agent will instruct the Make Good Escrow Agent to release to the Investors (in accordance with the Make Good Escrow Agreement) on a pro-rata basis (determined by dividing each Investor’s Investment Amount as of the Closing Date by the aggregate of all Investment Amounts delivered to the Company by the Investors hereunder) for no consideration other than their part of their respective Investment Amount at Closing, 11,194,030 shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2007 Make Good Shares”). In the event that either (i) the earnings per share reported in the 2008 Annual Report is less than $0.300 on a fully diluted basis (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2008 Guaranteed EPS”) or (ii) the After-Tax Net Income reported in the 2008 Annual Report plus the amount of any charges recorded against the Company’s After-Tax Net Income that were attributable to the release or transfer of any or all of the 2007 Make Good Shares is less than $30,000,000 (the “2008 Guaranteed ATNI”), the Agent will instruct the Make Good Escrow Agent to release to the Investors (in accordance with the Make Good Escrow Agreement) on a pro rata basis (determined by dividing each Investor’s Investment Amount as of the Closing Date by the aggregate of all Investment Amounts delivered to the Company by the Investors hereunder) for no consideration other than their part of their respective Investment Amount at Closing, 11,194,030 shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “2008 Make Good Shares”). In the event that the After-Tax Net Income reported in the 2007 Annual Report is equal to or greater than the 2007 Guaranteed ATNI, the Agent shall instruct the Make Good Escrow Agent to release the 2007 Make Good Shares to the Make Good Pledgor in accordance with the Make Good Escrow Agreement. In the event that both (i) the earnings per share reported in the 2008 Annual Report is equal to or greater than the 2008 Guaranteed EPS and (ii) the After-Tax Net Income reported in the 2008 Annual Report plus the amount of any charges recorded against the Company’s After-Tax Net Income that were attributable to the release or transfer of any or all of the 2007 Make Good Shares is equal to or greater than the 2008 Guaranteed ATNI, the Agent shall instruct the Make Good Escrow Agent to release the 2008 Make Good Shares to the Make Good Pledgor in accordance with the Make Good Escrow Agreement. Any such release to the Investors or to the Make Good Pledgor of the 2007 Make Good Shares or the 2008 Make Good Shares shall be made to the Investors or the Make Good Pledgor, as applicable, within 10 Business Days after the date which the 2007 Annual Report or 2008 Annual Report, as applicable, is filed.

(b) In connection with the foregoing, the Make Good Pledgor agrees that no later than the date of the Closing, the Make Good Pledgor will deposit the 2007 Make Good Shares and the 2008 Make Good Shares into escrow in accordance with the Make Good Escrow Agreement along with bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s transfer agent), and the handling and disposition of the 2007 Make Good Shares and 2008 Make Good Shares shall be governed by this Section 4.11 and the Make Good Escrow Agreement. The Make Good Pledgor hereby agrees that its obligation to transfer shares of Common Stock to Investors pursuant to this Section 4.11 and the Make Good Escrow Agreement shall continue to run to the benefit of any Investor who shall have transferred or sold all or any portion of its Securities, and that each Investor shall have the right to assign its rights to receive all or any such shares of Common Stock to other Persons in conjunction with negotiated sales or transfers of any of its Securities.

(c) The Company covenants and agrees that upon any transfer of 2007 Make Good Shares or 2008 Make Good Shares to the Investors in accordance with the Make Good Escrow Agreement, the Company shall promptly instruct its transfer agent to reissue such 2007 Make Good Shares or 2008 Make Good Shares in the applicable Investor’s name and deliver the same as directed by such Investor.

(d) If any term or provision of this Section 4.11 is in contradiction of or conflicts with any term or provision of the Make Good Escrow Agreement, the terms of the Make Good Escrow Agreement shall control.

(e) Each Investor, by their execution hereof, agrees to hold the Agent harmless from and against any losses arising from Agent’s acceptance of its duties as Agent under the Make Good Escrow Agreement or performance of its duties as Agent under the Make Good Escrow Agreement other than as expressly set forth therein.

4.12. Independent Board of Directors. The Company covenants and agrees that no later than 120 days following the date of this Agreement, the Board of Directors of the Company shall be comprised of a minimum of five members, a majority of which shall be “independent directors” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15).

4.13. Third Party Hiring. By the thirtieth day following the Closing Date, the Company shall hire (i) either of CCG Elite, Hayden Communications, or Integrated Corporate Relations as the Company’s investor relations firm, (ii) Loeb & Loeb LLP as the Company’s primary United States corporate legal counsel and (iii) Weinburg & Company or Horwath International as the Company’s independent public auditors (or with the consent of the Investors, another independent public audit firm).

4.14. Right of First Refusal.

(a) From the date hereof until the one year anniversary of the Effective Date (plus one additional day for each Trading Day following the Effective Date of any Registration Statement during which either (1) the Registration Statement is not effective or (2) the prospectus forming a portion of the Registration Statement is not available for the resale of all Registrable Securities (as defined in the Registration Rights Agreement)) (the "Trigger Date"), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including, without limitation, any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement") unless the Company shall have first complied with this Section 4.14.

(b) The Company shall deliver to each Investor hereunder a written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (v) identify and describe the Offered Securities, (w) include the final form of documents and agreements governing the Subsequent Placement, (x) specify the price and other terms upon which the Offered Securities are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Investors all of the Offered Securities, allocated among such Investors (a) based on such Investor's pro rata portion of the total Investment Amount hereunder (the "Basic Amount"), and (b) with respect to each Investor that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors as such Investor shall indicate it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts (the "Undersubscription Amount"), which process shall be repeated until the Investors shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(c) To accept an Offer, in whole or in part, such Investor must deliver a written notice to the Company prior to the end of the fifth Business Day after such Investor's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Investor's Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Investor elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Investors are less than the total of all of the Basic Amounts, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Investor bears to the total Basic Amounts of all Investors that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(d) The Company shall have twenty Business Days from the expiration of the Offer Period above to (i) offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investors (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement (as defined below), and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the Commission on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto. If no disclosure has been made by the Company by the end of the twenty Business Day period referred to in this subsection (d), the Subsequent Placement shall be deemed to have been abandoned and the Investors shall no longer be deemed to be in possession of any non-public information with respect to the Company.

(e) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in this Section 4.14), then each Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Investor elected to purchase pursuant to Section 4.14(c) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Investors pursuant to Section 4.14(c) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Investors in accordance with Section 4.14(b) above.

(f) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Investors shall acquire from the Company, and the Company shall issue to the Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.14(e) above if the Investors have so elected, upon the terms and conditions specified in the Offer. The purchase by the Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investors and their respective counsel (such agreement, the “Subsequent Placement Agreement”).

(g) Any Offered Securities not acquired by the Investors or other persons in accordance with Section 4.14(f) above may not be issued, sold or exchanged until they are again offered to the Investors under the procedures specified in this Agreement.

(h) In exchange for the Company’s willingness to agree to these procedures, each Investor hereby irrevocably agrees that it will hold in strict confidence any and all Offer Notices, the information contained therein, and the fact that the Company is contemplating a Subsequent Placement, until such time as the Company is obligated to make the disclosures required by Section 4.14(d), or unless it notifies the Company in writing that it no longer desires to receive Offer Notices.

4.15. Liquidated Damages for Governmental Rescission of Restructuring Transaction. If any governmental agency in the PRC challenges or otherwise takes any action that adversely affects the transactions contemplated by the Exchange Agreement, and the Company cannot undo such governmental action or otherwise remedy the material adverse effect caused thereby so that the transaction contemplated by the Exchange Agreement can legally occur as contemplated under this Agreement, to the reasonable satisfaction of the Investors within sixty (60) days of the occurrence of such governmental action, then, upon written demand from an Investor, the Company shall promptly, and in any event within thirty (30) days from the date of such written demand, pay to that Investor, as liquidated damages, an amount equal to that Investor’s entire Investment Amount without interest thereon. As a condition to the receipt of such payment, the Investor shall return to the Company, or to an agreeable third party for the benefit of the Company, for cancellation the certificates evidencing the Securities acquired by the Investor under the Agreement.

4.16. Stockholder Approval.

(a) By the Closing Date, the Company shall have obtained the approval of its stockholders in order to increase the number of authorized shares of Common Stock to not less than 150,000,000 (the “Stockholder Approval”).

(b) In furtherance of obtaining the Stockholder Approval, the Company shall take such action as is necessary in order to file the Certificate of Amendment as contemplated in subsection (c) below and effectuate the actions set forth in subsection (a) above (including, without limitation, the mailing by the Company of an Information Statement meeting the requirements of Section 14C of the Exchange Act).

(c) Within forty-five (45) calendar days following the Closing, the Company shall have filed the Certificate of Amendment amending the Articles of Incorporation of the Company to increase the authorized shares of Common Stock of the Company to not less than 150,000,000 shares with the Secretary of State of the State of Nevada and delivered to the Investors a copy date stamped by the Secretary of State of the State of Nevada indicating their receipt and acceptance thereof.

4.17. Liquidated Damages for Deregistration or Failure of Common Stock to be Listed. In the event that at any time following the Closing Date and prior to the time that a Registration Statement is effective (i) for any or no reason either the NASD or the Commission takes any action which has the effect of suspending the effectiveness of any registration statement of the Company filed with the Commission or (ii) the Common Stock is not listed on a Trading Market, then, upon written demand from an Investor, the Company shall promptly, and in any event within thirty (30) days from the date of such written demand, pay to that Investor, as liquidated damages, an amount equal to that Investor’s entire Investment Amount. As a condition to the receipt of such payment, the Investor shall return to the Company, or to an agreeable third party for the benefit of the Company, for cancellation the certificates evidencing the Securities acquired by the Investor under the Agreement.

4.18. Form 8-A. The Company covenants and agrees to file a Form 8-A with the Commission in order to register the Common Stock pursuant to Section 12(b) or Section 12(g) of the Exchange Act prior to the filing of any Registration Statement with the Commission.

4.19. Business Activities. For two (2) years following the Closing Date, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than that conducted on the date of this Agreement by BVI and its consolidated subsidiaries and as described in the Current Report on Form 8-K required by Section 5.1(g).

ARTICLE 5.

CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to the Obligations of the Investors to Purchase Securities. The obligation of each Investor to acquire Securities at the Closing is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (other than those qualified by materiality which must be true and correct in all respects) as of the date when made and as of the Closing as though made on and as of such date;

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect or a material adverse change with respect to the Subsidiaries;

(e) BVI Financial Statements. BVI shall have delivered audited consolidated financial statements of Olympic Forward Trading Company, Limited for the fiscal years ended December 31, 2005 and 2006, which shall have been audited by Madsen & Associates CPA’s, Inc. and the Investors and shall have received an audit report from Madsen & Associates CPA’s, Inc. for such financial statements, a copy of which shall be promptly provided to the Investors (collectively, the “BVI Financial Statements”) which report and the BVI Financial Statements contained therein shall be satisfactory to the Investors in their sole and absolute discretion;

(f) PRC and BVI Opinions. The Company shall have delivered to the Investors, and the Investors shall be able to rely upon, the legal opinions that the Company shall have received from its legal counsel in the PRC and in the British Virgin Islands, with such legal opinions being in a form acceptable to the Investors in their sole discretion;

(g) Exchange Agreement Form 8-K. Concurrently with or immediately prior to the Closing, the Company shall have acquired all of the outstanding capital stock of BVI pursuant to the Exchange Agreement, and the Company shall provide the Investors with the Current Report on Form 8-K to be filed in accordance with the Exchange Agreement, containing the audited financial statements of BVI and other required disclosure with respect to BVI;

(h) Derivative Securities. Any issued and outstanding options, convertible notes or other securities of the Company that are exercisable or exchangeable for or convertible into Common Stock shall have been exercised, converted or exchanged for Common Stock in a manner satisfactory to the Investors;

(i) Certificate of Designation The Company shall have filed the Certificate of Designation with the State of Nevada and delivered to the Investors a copy date stamped by the Secretary of State of the State of Nevada indicating their receipt and acceptance thereof;

(j) Related Business. Since the date of execution of this Agreement, neither the Company nor any of its Subsidiaries has, directly or indirectly, engaged in any business other than as conducted by BVI and its consolidated subsidiaries on the date of this Agreement;

(k) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a); and

(l) Termination. This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5.

5.2. Conditions Precedent to the Obligations of the Company to Sell Securities. The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b) Performance. Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the Closing;

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Investors Deliverables. Each Investor shall have delivered its Investors Deliverables in accordance with Section 2.2(b); and

(e) Termination. This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5.

ARTICLE 6.

MISCELLANEOUS

6.1. Fees and Expenses. At the Closing, the Company shall pay to Bryan Cave LLP $50,000 as reimbursement of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. for their respective legal fees in connection with the Transaction Documents (either of Pinnacle China Fund, L.P. or The Pinnacle Fund, L.P. may deduct such amount from the Investment Amount deliverable to the Company at Closing), it being understood that Bryan Cave LLP has only rendered legal advice to Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P., and not to the Company or any other Investor in connection with the transactions contemplated hereby, and that each of the Company and the other Investors has relied for such matters on the advice of its own respective counsel. Except as specified in the immediately preceding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

6.2. Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, or (c) upon actual receipt by the party to whom such notice is required to be given, if sent by any means other than facsimile transmission. The address for such notices and communications shall be as follows:

If to the Company:	China Water and Drinks Inc.
9101 West Sahara, Suite 105-195
Las Vegas, NV 89117
Facsimile: +86 0755 2552 3376
Attn.: Chen Xing Hua

With a copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Facsimile: (212) 504-3013
Attn.: Mitchell S. Nussbaum, Esq.

If to an Investor:	To the address set forth under such Investor’s name on the signature pages hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investors holding a majority of the Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Securities.

6.5. Termination. This Agreement may be terminated prior to Closing:

(a) by written agreement of the Investors and the Company; and

(b) by an Investor (as to itself but no other Investor) upon written notice to the Company, if the Closing shall not have taken place by 6:30 p.m. Eastern time on the Outside Date; provided, that the right to terminate this Agreement under this Section 6.5(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

In the event of a termination pursuant to Section 6.5(a) upon delivery of a joint written notice from the Company and the Investors to the Escrow Agent or in the event of a termination pursuant to Section 6.5(b) upon delivery of written notice by an Investor to the Escrow Agent, such Investor shall have the right to a return of up to its entire Investment Amount deposited with the Escrow Agent pursuant to Section 2.2(b)(i), without interest or deduction. The Company covenants and agrees to cooperate with such Investor in obtaining the return of its Investment Amount, and shall not communicate any instructions to the contrary to the Escrow Agent.

In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Investors. Upon a termination in accordance with this Section 6.5, the Company and the terminating Investor(s) shall not have any further obligation or liability (including as arising from such termination) to the other and no Investor will have any liability to any other Investor under the Transaction Documents as a result therefrom.

6.6. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Investors.”

6.8. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7 (as to each Investor Party).

6.9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.10. Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares.

6.11. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14. Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.15. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16. Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.17. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

6.18. Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA WATER AND DRINKS INC.

By:	Name: Title:

Only as to Sections 2.2(a)(v), 2.2(a)(vi) and 4.11 herein:

Xu Hong Bin

Only as to Sections 2.2(a)(vi):

Chen Xing Hua

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR INVESTORS FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF INVESTOR

By: Name: Title:

Investment Amount: $ ___________________________

Tax ID No.: ___________________________________

ADDRESS FOR NOTICE

c/o: _________________________________________

Street: _______________________________________

City/State/Zip: _________________________________

Attention: ____________________________________

Tel: _________________________________________

Fax: _________________________________________

DELIVERY INSTRUCTIONS
(if different from above)

c/o: _________________________________________

Street: _______________________________________

City/State/Zip: _________________________________

Attention: ____________________________________

Tel: _________________________________________

Schedule 3.1(a)

List of Subsidiaries

Subsidiary	Jurisdiction of Organization/Registration	Ownership
Gain Dynasty Investments Limited	BVI limited company	100% owned by the Company
Olympic Forward Trading Company, Limited	Registered in Hong Kong	100% owned by Gain Dynasty
Guangdong Taoda Drink Co., Limited	WOFE registered in China	100% owned by Olympic
Zhanjiang Taoda Drink Co., Limited	WOFE registered in China	100% owned by Olympic
Changchun Taoda Beverage Co., Limited	WOFE registered in China	100% owned by Olympic
Shandong Olympic Forward Drink Co., Limited	WOFE registered in China	100% owned by Olympic

Schedule 3.1(g)

Capitalization

Warrants to purchase an aggregate of 2,238,806 shares of Common Stock.

Schedule 3.1(h)

SEC Reports; Financial Statements

None.

Schedule 3.1(m)

Indebtedness

The Company borrowed funds from a bank in October of 2003 to acquire an investment property that is held by the Company for long term investment purposes.  The funds borrowed were collateralized by a mortgage on this investment property.  The monthly installments of the long term loan vary from month to month depending on the interest rate and the interest rate the loan carried ranged from 5.5% to 5.6% per annum during 2006 and 2005.  The long term debt matures in October 2012.

Schedule 3.1(u)

Certain Fees

Commission and Placement Agent Fees:

•	$3,000,000 cash fee

•	Warrants to purchase an aggregate of 2,238,806 shares of Common Stock

Schedule 3.1(v)

Certain Registration Matters

The following Persons have been granted piggy back registration rights:

Ipacific Assets Management Limited	2,576,000 shares
Michael Daniels	100,000 shares
Micah Eldred	100,000 shares